Exhibit 10.5

Execution Version

AMENDMENT NO. 4, WAIVER AND CONSENT TO PROMISSORY NOTE

This Amendment No. 4, Waiver and Consent to Promissory Note (this “Amendment”), dated as of March 18, 2016, is entered into by and among Odyssey Marine Enterprises, Ltd., a Bahamas company (the “Company”), whose address is Lyford Financial Centre, Lyford Cay, P.O. Box N-7776, Nassau, Bahamas, Odyssey Marine Exploration, Inc., a Nevada corporation (the “Guarantor”), and Minera del Norte, S.A. de C.V. (the “Lender”). Capitalized terms used in this Amendment but not otherwise defined herein shall have the respective meanings ascribed to them in the Promissory Note (as defined below).

R E C I T A L S:

WHEREAS, the Company, the Guarantor and the Lender entered into that certain Promissory Note, dated as of March 11, 2015 (as amended by Amendment No. 1 thereto dated as of April 10, 2015, Amendment No. 2 thereto dated as of October 1, 2015, and Amendment No. 3 thereto dated as of December 15, 2015, and in effect as of the date hereof, the “Promissory Note”);

WHEREAS, the Lender remains the Holder of the Promissory Note;

WHEREAS, the Company proposes to enter into a loan transaction with Epsilon Acquisitions LLC (the “Transaction”), pursuant to which, among other things, the Company will issue a secured convertible promissory note in the aggregate principal amount of up to $3,000,0000 plus the amount of expenses that the Company is required to reimburse Epsilon (the “Convertible Promissory Note”);

WHEREAS, the Company’s consummation of the Transaction would breach or violate certain representations, warranties, and covenants of the Company set forth in the Promissory Note;

WHEREAS, the Company’s consummation of the transactions contemplated by that certain Letter of Intent, dated as of March 2, 2016, by and between Monaco Financial LLC and the Guarantor, would breach or violate certain representations, warranties, and covenants of the Company set forth in the Promissory Note; and

WHEREAS, the Company, Guarantor and the Lender desire to amend the Promissory Note as provided herein.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants, and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Amendment to Promissory Note. Section 2(a) of the Promissory Note is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“(a) Unless otherwise converted as provided herein, the Adjusted Principal Balance shall be due and payable in full upon written demand by the Lender; provided that the Lender agrees that it shall not demand payment of the Adjusted Principal Balance earlier than the first to occur of: (i) 30 days after the date on which (x) SEMARNAT makes a determination with respect to the current application for the Manifestacion de Impacto Ambiental relating to the Don Diego Project, which determination is other than an approval or (y) the Company or any of its affiliates withdraws such application without the Lender’s prior written consent; (ii) termination by Odyssey Marine Exploration, Inc. of the Stock Purchase Agreement; (iii) the occurrence of an Event of Default; or (iv) March 18, 2017 (the date of such demand being the “Maturity Date”).”

2. Waiver and Consent. The Lender hereby consents to the issuance of the Convertible Promissory Note, the Transaction and an Approved Monaco Transaction (as such term is defined in the Waiver and Consent, dated March 18, 2016, by and among the Guarantor, the Company, Penelope Mining LLC, and the Lender) and waives any breach of any representation or warranty and violation of any covenant in the Promissory Note arising out of the Company’s execution and delivery of the Convertible Promissory Note and any documents relating to an Approved Monaco Transaction and the consummation of the Transaction and an Approved Monaco Transaction. Such waiver does not include any Event of Default arising pursuant to Section 3(m) of the Promissory Note arising out of a default by the Company or its affiliates with respect to the Convertible Promissory Note.

3. Release. In consideration of, among other things, Lender’s execution and delivery of this Amendment, each of the Releasors hereby forever agrees and covenants not to sue or prosecute against the Releasees and hereby forever waives, releases and discharges each Releasee from, any and all Claims that such Releasor now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether arising at law or in equity, against the Releasees, based in whole or in part on facts whether or not now known, existing on or before the date hereof that relate to, arise out of or otherwise are in connection with this Amendment, the Promissory Note, the Stock Purchase Agreement or any transactions contemplated hereby, thereby or any acts or omissions in connection therewith or the negotiation thereof, provided, however, that the foregoing shall not release the “Investor” and “Guarantor” (as such terms are defined in the Stock Purchase Agreement) from the express obligations of either under the Stock Purchase Agreement arising on or after the date hereof. The provisions of this Section 3 shall survive the repayment of the Promissory Note.

4. Representation and Warranties. The Company represents and warrants that, after giving effect to this Amendment, the representations and warranties set forth in Section 4 of the Promissory Note are true and correct as of the date hereof, as if made as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date. The Company and the Guarantor hereby represent and warrant to the Lender that this Amendment (a) has been duly authorized by the board of directors, or similar governing body, of the Company and the Guarantor, including by the approval of a majority of the directors of the Guarantor that are not affiliated with the Lender, (b) was duly executed by the Company and the Guarantor, and (c) constitutes a legal, valid and binding obligation of the Company and the Guarantor.

5. Full Force and Effect. Except as expressly modified by this Amendment, all of the terms, covenants, agreements, conditions and other provisions of the Promissory Note shall remain in full force and effect in accordance with their respective terms. This Amendment shall not constitute an amendment or waiver of any provision of the Promissory Note except as expressly set forth herein. Upon the execution and delivery hereof, the Promissory Note shall thereupon be deemed to be amended and supplemented as hereinabove set forth as fully and with the same effect as if the amendments and supplements made hereby were originally set forth in the Promissory Note, and this Amendment and the Promissory Note shall henceforth be read, taken and construed as one and the same instrument, but such amendments and supplements shall not operate so as to render invalid or improper any action heretofore taken under the Promissory Note. As used in the Promissory Note, the terms “this Note,” “herein,” “hereinafter,” “hereto,” and words of similar import shall mean and refer to, from and after the date of this Amendment, unless the context requires otherwise, the Promissory Note as amended by this Amendment. For the avoidance of doubt, references to the phrases “the date of this Note” or “the date hereof”, wherever used in the Promissory Note, as amended by this Amendment, shall mean March 11, 2015. In the event of any inconsistency between this Amendment and the Promissory Note with respect to the matters set forth herein, this Amendment shall take precedence.

6. Fees, Costs and Expenses. The Company shall reimburse Lender for its and its Affiliates’ reasonable, out-of-pocket fees, costs and expenses in an amount not to exceed $50,000.00 incurred in connection with the Transaction, including those related to this Amendment and the Waiver and Consent related to the Stock Purchase Agreement, through the increase in the principal amount of the Promissory Note. The Company shall execute an allonge or similar document evidencing such increase in principal amount.

7. Governing Law. This Amendment, and all claims arising out of or relating to it, shall be governed by and construed in accordance with the laws of the State of New York, excluding that body of law relating to conflict of laws.

8. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the Company, the Guarantor and the Lender have caused this Amendment to be executed as of the day and year as first written above.

ODYSSEY MARINE ENTERPRISES, LTD.

By:	/s/ Mark D. Gordon
Name:	Mark D. Gordon
Title:	Vice President & Director

Address:	c/o Odyssey Marine Exploration, Inc.
5215 W. Laurel St., Suite 210
Tampa, FL 33607

ODYSSEY MARINE EXPLORATION, INC.

By:	/s/ Mark D. Gordon
Name:	Mark D. Gordon
Title:	President & CEO

Address:	5215 W. Laurel St.
Suite 210
Tampa, FL 33607

ACCEPTED AND AGREED TO:
MINERA DEL NORTE, S.A. DE C.V.

By:	/s/ Andres Gonzalez Saravia
Name:	Andres Gonzalez Saravia
Title:	Authorized Person

Address: